EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTING FIRM

The Board of Directors

Synthetech, Inc.:

We consent to the use of our report dated June 27, 2005 with respect to the balance sheets of Synthetech, Inc. as of March 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Portland, Oregon

September 21, 2005